UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported):  January 10, 2012

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-27465 (Commission File Number)	26-1469061 (IRS Employer Identification No.)

16540 Pointe Village Drive, Suite 205
Lutz, Florida 33358
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (813) 920-9435

9753 North 66th Street, Suite 200
Pinellas Park, Florida 33782
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   Entry Into a Material Definitive Agreement

Innovative Software Technologies, Inc., through its wholly-owned subsidiary IST Global Healthcare Solutions, Inc. entered into a binding letter of agreement (“LOA”) dated January 10, 2012, to acquire Galaxy Meds, Inc., (Galaxy) a Lake Worth, Florida based pharmaceutical services company (the “G Acquisition”).

Subject to the completion of Final Due Diligence (as defined in the LOA) and the execution of a definitive stock purchase agreement, the Company intends to purchase all of the capital stock of Galaxy for a Purchase Price of up to $250,000. The LOA provides for the Company to issue to the four shareholders of Galaxy an aggregate of 5,000,000 shares of restricted Common Stock, valued at $.05 per share.

Carl G. Jolicoeur , as President of Galaxy, and Robert Patrick Stevens as COO of Galaxy, will enter into five-year employment agreements with the Company and Carl G. Jolicoeur will also become a director of the Company upon the Closing of the G Acquisition. Their employment agreements will include a bonus plan based upon sharing a percentage of earnings above certain minimum thresholds. Their contracts will also provide for a non-competition provision extending until the later of five years from Closing or two years after voluntary separation from employment. Completion of the G Acquisition is contingent upon, among other things, customary closing conditions; negotiation and execution of a definitive Stock Purchase Agreement; completion of final due diligence to the Company’s satisfaction; execution of lock-up agreements, non-compete agreements, employment agreements; payment of the Purchase Price by the Company, and Galaxy’s delivery of audited and unaudited financial statements in accordance with GAAP and the SEC’s rules and regulations.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit Number	Description
10.1	Letter of Agreement dated January 10, 2012 by and among Innovative Software Technologies, Inc., GalaxyMeds, Inc. and the Shareholders of Galaxy Meds, Inc.

99.1	Press Release dated January 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

Date: January 12, 2012	By:	/s/ Amjad Tareen
Amjad Tareen
President